November 13, 2009

VIA EDGAR

Mr. Larry Spirgel
Assistant Director
United States Securities and Exchange Commission
Division of Corporate Finance
Mail Stop 3720
100 F Street
Washington, DC 20549

Re:	Filing date of Form 10-K/A Second Amendment for Radio One, Inc.

Dear Mr. Spirgel:

    Please be advised that Radio One, Inc. intends to file the second amendment to its Form 10-K/A for the year ended December 31, 2008 no later than Wednesday, November 18, 2009.

Sincerely,

/s/
C. Kristopher Simpson
Associate General Counsel